UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2017
Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 28, 2017 (the “Closing Date”), Lionbridge Technologies, Inc. (“Lionbridge”) completed its previously announced merger (the “Merger”) with LBT Acquisition, Inc., a Delaware corporation (“Parent”) and affiliate of H.I.G. Capital, L.L.C. (“H.I.G Capital”), and LBT Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”).  As provided in the merger agreement among the parties, dated as of December 12, 2016 (the “Merger Agreement”), Merger Sub was merged with and into Lionbridge, with Lionbridge surviving in the Merger as a wholly-owned subsidiary of Parent.  The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved by Lionbridge’s board of directors (the “Board”) and by Lionbridge’s stockholders.  Lionbridge’s stockholders approved the Merger Agreement at a special meeting of stockholders held on February 28, 2017 (the “Special Meeting”).

At the effective time, as a result of the Merger and subject to the terms of the Merger Agreement, each share of Lionbridge common stock issued and outstanding immediately prior to the Merger (other than (i) shares owned by Parent, Merger Sub or Lionbridge and certain shares being contributed to Parent by a Lionbridge stockholder and (ii) any shares as to which the holders thereof have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Delaware law) was converted into the right to received $5.75 per share in cash (the “Merger Consideration”), without interest thereon and subject to any applicable withholding taxes.

Immediately prior to the effective time, each outstanding and unexercised Lionbridge stock option, whether or not vested and exercisable, was automatically converted into the right to receive an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Lionbridge stock option and (ii) the total number of shares of Lionbridge common stock otherwise issuable upon exercise of such Lionbridge stock option immediately prior to the effective time.  Immediately prior to the effective time, each outstanding Lionbridge restricted stock unit award became fully vested and was canceled in exchange for the right to receive an amount in cash (less applicable tax withholdings) equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares of Lionbridge common stock subject to such Lionbridge restricted stock unit award. Immediately prior to the Effective Time, each outstanding share of Lionbridge restricted stock became fully vested and the restrictions with respect thereto lapsed, and such shares were converted into the right to receive $5.75 in cash, without interest and less any applicable withholding taxes.

 The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Repayment of Existing Credit Facility

In connection with the completion of the Merger, on the Closing Date, Lionbridge repaid in full and terminated its Second Amended and Restated Credit Agreement, dated January 5, 2015 (as amended, the “Credit Facility”), with HSBC Bank, National Association, as administrative agent and the various lenders that are parties thereto.  The material terms of the Credit Facility are described in Note 3 to Lionbridge’s condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.  Such description is hereby incorporated into this report by reference.

Entry into New Credit Facilities

On the Closing Date, Lionbridge, successor by merger to Merger Sub, and certain of its subsidiaries entered into (i) a First Lien Credit Agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the certain other parties thereto (the “First Lien Credit Agreement”) and (ii) a Second Lien Credit Agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and certain other parties thereto (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”).  The Credit Agreements provide for the following loan facilities:  (i) a seven-year $210,000,000 senior secured first lien term loan credit facility, (ii) a five-year $50,000,000 senior secured first lien revolving loan credit facility and (ii) an eight-year $75,000,000 senior secured second lien term loan credit facility.

At Lionbridge’s option, the principal balance of loans outstanding under the First Lien Credit Agreement will bear interest at a rate equal to (a) with respect to term loans (i) LIBOR (subject to a 1.00% floor) plus an applicable margin equal to 5.50% or (ii) a base rate (the “Base Rate”) that is the greatest of: (i) the rate of interest determined from time to time by Administrative Agent as its “prime rate” as in effect on such day, with any change in the base rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate, (ii) the sum of (x) the Federal Funds Effective Rate, plus (y) 1/2 of 1% and (iii) the sum of (x) the greater of the Adjusted LIBOR that would be applicable to a LIBOR Rate Loan with a one-month interest period advanced on such day (or if such day is not a business day, the immediately preceding business day) plus (y) 1.00%, plus an applicable margin equal to 4.50% or (b) with respect to the revolving loans, (x)

on and from the Closing Date to the date on which the financial statements and accompanying compliance certificate for the first full fiscal quarter ending after the Closing Date are delivered, (A) LIBOR (subject to a 0% floor) plus an applicable margin equal to 5.50% and (B) Base Rate, plus an applicable margin equal to 4.50% and (y) thereafter, the applicable percentage set forth in the table below:

Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Margin for LIBOR Rate Revolving Loans	Applicable Margin for Base Rate Revolving Loans
I	Greater than 2.50 to 1.00	5.50%	4.50%
II	Less than or equal to 2.50 to 1.00, but greater than 2.00 to 1.00	5.25%	4.25%
III	Less than or equal to 2.00 to 1.00	5.25%	4.25%

The term loan was fully funded at the closing of the First Lien Credit Agreement and Lionbridge is required to make consecutive quarterly principal payments commencing on June 30, 2017. The First Lien Credit Agreement includes covenants requiring Lionbridge to maintain certain financial ratios. The Company used the proceeds of the term loan to (i) fund a portion of the Merger Consideration, (ii) refinance prior debt, and (iii) pay fees, premiums, expenses and other transaction costs.   Lionbridge may use proceeds of loans under the revolving credit facility for working capital and other general corporate purposes.

At Lionbridge’s option, the principal balance of loans outstanding under the Second Lien Credit Agreement will bear interest at a rate equal to (i) LIBOR plus an applicable margin equal to 9.75% or (ii) Base Rate, plus an applicable margin equal to 8.75%.

The second lien loan was fully funded at the closing of the Second Lien Credit Agreement and Lionbridge will repay to the lenders in full the entire aggregate principal amount of the initial second lien loan, together with all accrued and unpaid interest thereon, outstanding on the maturity date. The Second Lien Credit Agreement includes covenants requiring Lionbridge to maintain certain financial ratios. The Company used the proceeds of the second lien loan to (i) fund a portion of the Merger Consideration, (ii) refinance prior debt, and (iii) pay fees, premiums, expenses and other transaction costs

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, on February 28, 2017, Lionbridge notified the Nasdaq Stock Market LLC (“Nasdaq”) that the Merger was consummated and trading of Lionbridge’s common stock on the Nasdaq Global Market has been suspended.  Nasdaq has filed a delisting application on Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) to report that the shares of Lionbridge’s common stock are no longer listed on the Nasdaq Global Market.  Lionbridge intends to file a certification on Form 15 with the SEC requesting that Lionbridge’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, be suspended.

Item 3.03 Material Modification to Rights of Security Holders.

The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

Upon the closing of the Merger on February 28, 2017, a change in control of Lionbridge occurred, and Lionbridge now is a wholly-owned subsidiary of Parent, as described in Item 2.01 of this Current Report on Form 8-K, which Item 2.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of Guy L. De Chazal, Claude P. Sheer, Paul Kavanaugh, Edward A. Blechschmidt, Jack Noonan, Michael G. Dallas, James A. Quella and Susan Kantor resigned from his or her respective position as a member of the Lionbridge Board, and any committee thereof, effective at the effective time of the Merger on February 28, 2017. Matthew Lozow, Aaron Tolson and Arjun Mohan were elected to the Lionbridge Board effective as of the effective time of the Merger.

The officers of Lionbridge immediately prior to the effective time of the Merger continued as officers immediately following the effective time.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the certificate of incorporation and bylaws of Lionbridge were amended and restated to read in their entirety as the certificate of incorporation and bylaws, respectively, of Merger Sub (with such provisions as necessary to give full effect to the exculpation and indemnification provided for by the Merger Agreement).  The amended and restated certificate of incorporation and amended and restated bylaws of Lionbridge as the surviving corporation are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the following matters were voted upon, with the final results for each matter disclosed below:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2016, by and among LBT Acquisition, Inc., LBT Merger Sub, Inc. and Lionbridge Technologies, Inc., as it may have been amended from time to time.

For	Against	Abstain
42,034,867	2,612,575	1,394,533

2.  To consider and vote on a proposal to approve (on an advisory basis) the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements as described in the proxy statement pursuant to Item 402 of Regulation S-K;

For	Against	Abstain
32,138,808	9,092,296	4,810,871

The proposal to approve the adjournment or postponement of the special meeting of stockholders, if necessary, to solicit additional proxies if there were insufficient votes to approve proposal 1, was not voted upon at the special meeting since there were sufficient votes to approve proposal 1.

Item 8.01 Other Events.

On February 28, 2017, Lionbridge and H.I.G. issued a joint press release announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

2.1
Agreement and Plan of Merger, dated as of December 12, 2016, by and among Lionbridge Technologies, Inc., LBT Acquisition, Inc. and LBT Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 of Lionbridge’s Current Report on Form 8-K filed with the SEC on December 12, 2016)

3.1	Amended and Restated Certificate of Incorporation of Lionbridge Technologies, Inc.

3.2	Amended and Restated Bylaws of Lionbridge Technologies, Inc.

99.1	Press release, dated February 28, 2017